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Ex. 4.1  Specimen Common Stock Certificate of the Company

     The specimen certificate contains the logo of the Company above the name of the Company and the Company's Cusip number (91377M 10 5), as well as the seal of the Company. The specimen certificate is signed by Paul G. Simon, Secretary, and Daniel L. Simon, President, of the Company. The specimen certificate contains the following language:

     This certifies that _______________ is the owner of ________________
     fully paid and nonassessable shares of the Common Stock, par value $.01 per share, of Universal Outdoor Holdings, Inc. transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar. Witness the facsimile seal of the Corporation and the facsimile signature of its duly authorized officers.

     In the lower right-hand corner of the specimen certificate, there is a place for the signature of LaSalle National Trust, N.A., transfer agent and registrar.